Exhibit 10.19

ASSIGNMENT OF

LEASE

This Assignment of Lease (this “Assignment”) is made this 6th day of July, 2006, to be effective as of August 1, 2006 (the “Effective Date”), by and between Medallion Bank, a Utah industrial bank (“Medallion”), and Zerop Medical, LLC, a Utah limited liability company (“Tenant”), and is consented and agreed to by B-Line Holdings, L.C., a Utah limited liability company (“Landlord”).

WHEREAS, by an Agreement of Lease dated August 27, 2004, Landlord has leased the space containing approximately 2,752 rentable square feet (“RSF”) (2,429 useable square feet) (“USF”), known as Suite 520 (“Suite 520”) in the building located at 11:00 East 6600 South, Salt Lake City, Utah, to Tenant (the “Original Lease”), which lease was amended on February 7, 2005, when Tenant also leased Suite 410 in the same building (“Suite 410”) (the “Lease”); and

WHEREAS, Tenant desires to no longer lease Suite 520 and Medallion desires to assume Tenant’s obligations and rights under the Lease with respect to Suite 520, subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual entry into this Assignment, the parties hereto do hereby act as follows;

1. Assignment. As of the Effective Date, Tenant hereby assigns to Medallion all of Tenant’s rights under the Lease as they relate and only as they relate to Suite 520 for the entire remaining Term of the Lease, August 31, 2009. For this purpose, the Original Lease shall be deemed to contain all of the terms of the Lease as they relate and only as they relate to Suite 520. Provided, however, on the Effective Date, Landlord shall either give Tenant credit, reimburse or a combination of the two an amount equal to the Security Deposit being held by the Landlord pursuant to the Lease attributable to Suite 520, Four Thousand Five Hundred Eighty-six and 67/100 Dollars ($4,586.67) (the “Medallion Security Deposit”). As a result, Medallion shall have no Security Deposit with respect to Suite 520 and the remaining Security Deposit being held by the Landlord as a result of the Lease shall only be applied towards Suite 410 and Tenant’s obligations regarding said Suite 410.

2. Assumption. As of the Effective Date, Medallion hereby assumes and promises to timely perform all of Tenant’s obligations under the Lease as they relate and only as they relate to Suite 520. For this purpose, the Original Lease shall be deemed to contain all of the terms of the Lease as they relate and only as they relate to Suite 520. Thus, Medallion promises to pay to Landlord the Base Rent, as such term is defined in the Lease, at the applicable rentable square foot rate, for the 2,752 RSF as follows:

LEASE YEAR	BASE RENTAL RATE	ANNUAL BASE RENT	MONTHLY INSTALLMENT
Effective Date-8/31/06	$18.50 per RSF/yr.	$50,912.00	$4,242.67
9/1/06-8/31/07	$19.00 per RSF/yr.	$52,288.00	$4,357.33
9/1/07-8/31/08	$19.50 per RSF/yr.	$53,664.00	$4,472.00
9/1/08-8/31/09	$20.00 per RSF/yr	$55,040.00	$4,586.67

3. Tenant’s Percentage. As a result of the above, Medallion’s Tenant’s Percentage, as such term is used in the Lease, shall be 4.17% (2,752 / 65,983 total rentable square feet).

4. Tenant Improvements. The Lease’s requirement to repay a pro-rata portion of the tenant improvement allowance extended by Landlord pursuant to the Lease shall only be applied to the termination of the Lease with respect to the termination of the Lease with respect to Suite 410 and shall not be triggered by this Assignment.

5. Parking. As a result of the above Assignment, Medallion shall have the right to use up to eight (8) non-reserved parking spaces in the Building’s parking, with the remaining nine (9) spaces under the Lease available to Tenant.

6. Improvements. Medallion contemplates that it will have a desire to make some minor improvements to Suite 520. Medallion shall obtain Landlord’s approval for all such improvements as provided for in the Lease. Landlord shall not provide any allowance or assistance with respect to such improvements.

7. Ratification. As amended herein, the parties hereby ratify the Lease and acknowledge that the Lease is in full force and effect.

8. Landlord. Landlord hereby accepts the above assignment and assumption and hereby releases Tenant from any and all obligations under the Lease as they relate and only as they relate to Suite 520.

9. Attorney Fees. Medallion and Tenant shall each reimburse Landlord for 50% of the cost of preparing this Assignment by paying directly to Landlord’s counsel for such cost.

10. Option to Renew. Provided Medallion is not then in default of any terms and conditions of this Assignment and the Lease, Medallion shall have one (1) option to extend the Term for an additional five (5) years for such Rent as the parties shall at that time negotiate. Medallion shall give Landlord at least 60 day written notice of its desire to exercise this option. The parties shall during the next succeeding 30 days negotiate the amount of the rent to be paid for the extended Term. In the event the parties are unable to negotiate such Rent for the extended period, then the Term shall not be extended and the Lease shall terminate as herein otherwise provided.

11. No Brokers. No party has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Assignment or the transactions contemplated hereby that would give rise to any valid claim by another party hereto for any brokerage commission or finder’s fee or like payment.

12. Entire Agreement. This Assignment and the Original Lease contains the entire agreement among the parties with respect to Suite 520 and such agreement may only be modified or amended by a written agreement between Medallion and Landlord. This Assignment does not, however, modify or amend Medallion’s other lease agreement with Landlord or Tenant’s remaining obligations under the Lease with respect to Suite 410.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed by their authorized representatives.

LANDLORD:

B-Line Holdings, L.C.

By:

Its: Manager

TENANT:

Zerop Medical, LLC

By: Its:	CEO

MEDALLION:

Medallion Bank

By:

Its:	President/CEO

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